Exhibit 3.1

CERTIFICATE OF DESIGNATION OF RIGHTS AND PREFERENCES

FOR SERIES A CONVERTIBLE PREFERRED STOCK

OF

EVANS BREWING COMPANY INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, Evans Brewing Company Inc., a Delaware corporation (the "Company"), does hereby certify:

FIRST: That pursuant to authority expressly vested in it by the Certificate of Incorporation of the Company, the Board of Directors of the Company has adopted the following unanimous consent resolutions establishing a new series of Preferred Stock of the Company, consisting of 2,000,000 shares designated “Series A Convertible Preferred Stock,” with such powers, designations, preferences and relative participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, as are set forth in the resolutions, and in the form of Certificate of Designation set forth in Appendix A hereto:

RESOLVED, that in the judgment of the Board of Directors of the Company, it is deemed advisable and in the best interests of the Company, and pursuant to the authority granted to the Board of Directors in the Company’s Certificate of Incorporation, to amend the Company's Certificate of Incorporation to authorize and provide for the issuance of a preferred class of stock of the Company, including the creation and designation of a new series of preferred stock to be known as Series A Convertible Preferred Stock, par value $.0001 per share (the "Series A Stock"), which Series A Stock may be issued in the discretion of the Management of the Company.

FURTHER RESOLVED, that the directors hereby create and establish a new series of preferred stock designated “Series A Convertible Preferred Stock,” which series shall have the relative rights and preferences set forth in that certain Certificate of Designation of Rights and Preferences for Series A Convertible Preferred Stock (the “Certificate of Designation”) attached hereto as Appendix A and by this reference incorporated herein.

FURTHER RESOLVED, that upon filing of the Amendment and the Certificate of Designation with the Secretary of State of Delaware, the officers of the Company are hereby authorized and directed to issue shares of the Series A Stock.

FURTHER RESOLVED, that the forms of Amendment and Certificate of Designation be, and the same hereby are, adopted and approved in all respects, and that each of the executive officers of the Company be, and they hereby are, authorized and directed to execute and deliver said documents in substantially the forms attached hereto, with such changes therein as such officers shall, upon advice of counsel, approve, which approval shall be conclusively evidenced by such officers' execution thereof. . . . .

FURTHER RESOLVED, that the Chairman, the President, any Vice- President, and the Secretary of the Company be, and they hereby are, and each of them hereby is, authorized and directed: (i) to execute, deliver and file, on behalf of the Company, the Amendment and the Certificate of Designation; (ii) upon filing of the Amendment and the Certificate of Designation with the Secretary of State of Delaware, to issue stock certificates representing shares of Series A Stock; (iii) to execute, deliver and file any and all additional certificates, documents or other papers, and to do any and all things which they may deem necessary or appropriate in order to authorize the new class of Preferred Stock, to authorize and issue the new Series A Preferred Stock of such class, as originally contemplated in the Debenture, and to implement and carry out all matters herein authorized pursuant to the intent and purpose of the foregoing resolutions.

FURTHER RESOLVED, that the actions of the officers and directors of the Company heretofore taken in connection with the authorization of the new class of Preferred Stock be, and that same hereby are, ratified and approved in all respects.

SECOND: That said resolutions of the directors of the Company were duly adopted in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned hereby affirms, under penalties of perjury, that the foregoing instrument is the act and deed of the Company and that the facts stated therein are true.

Dated this 11th day of December, 2015.

EVANS BREWING COMPANY INC.

By:	/s/ Michael J. Rapport
Name:	Michael J. Rapport
Title:	Chief Executive Officer

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Appendix A

SERIES A CONVERTIBLE PREFERRED STOCK TERMS

1.            Designation, Amount and Par Value.  The series of preferred stock shall be designated as the Series A Convertible Preferred Stock (the “Preferred Stock”), and the number of shares so designated and authorized shall be Two Million (2,000,000).  Each share of Preferred Stock shall have a par value of $0.0001 per share and a stated value of $1.00 per share (the “Stated Value”).

2.            Dividends.

(a)           Holders of Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors either out of funds legally available therefor or through the issuance of shares of the Company’s common stock, and the Company shall accrue, quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, commencing on January 1, 2016, cumulative dividends on the Preferred Stock at the rate per share (as a percentage of the Stated Value per share) equal to five percent (5%) per annum, payable in cash or shares of Common Stock (as defined in Section 7) at the option of Holder of the Preferred Stock. Subject to the preceding sentence, the Company may pay, at its option, accrued dividends at any time while the Preferred Stock remains outstanding. The Company shall pay all accrued and unpaid dividends within thirty (30) days following either (a) the conversion of all of the Preferred Stock or (b) the redemption by the Company of all of the remaining outstanding shares of Preferred Stock. The number of shares of Common Stock issuable as payment of dividends hereunder shall equal the aggregate dollar amount of dividends then being paid, divided by the Conversion Price (as defined in Section 5(c)(i)) then in effect. Dividends on the Preferred Stock shall be calculated on the basis of a 360-day year, shall accrue daily commencing the Issuance Date (as defined in Section 7), and shall be deemed to accrue on such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. The party that holds the Preferred Stock on an applicable record date for any dividend payment will be entitled to receive such dividend payment and any other accrued and unpaid dividends which accrued prior to such dividend payment date, without regard to any sale or disposition of such Preferred Stock subsequent to the applicable record date but prior to the applicable dividend payment date. Except as otherwise provided herein, if at any time the Company pays less than the total amount of dividends then accrued on account of the Preferred Stock, such payment shall be distributed ratably among the Holders of the Preferred Stock based upon the number of shares then held by each Holder in proportion to the total number of shares of Preferred Stock then outstanding.

(b)           Notwithstanding anything to the contrary contained herein, the Company may not issue shares of Common Stock in payment of dividends on the Preferred Stock (and must deliver cash in respect thereof) if: (i) the number of shares of Common Stock at the time authorized, unissued and unreserved for all purposes, or held as treasury stock, is either insufficient to issue such dividends in shares of Common Stock or the Company has not duly reserved for issuance in respect of such dividends a sufficient number of shares of Common Stock, or (ii) the Company shall have failed to satisfy its obligations in a timely manner pursuant to any Conversion Notice.

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(c)           So long as any shares of Preferred Stock remain outstanding, neither the Company nor any subsidiary thereof shall, without the consent of the holders of one hundred percent (100%) of the shares of Preferred Stock then outstanding, redeem, repurchase or otherwise acquire directly or indirectly any Junior Securities (as defined in Section 7), nor shall the Company directly or indirectly pay or declare any dividend or make any distribution (other than a dividend or distribution described in Section 5) upon, nor shall any distribution be made in respect of, any Junior Securities, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities.

3.            Voting Rights; Protective Provisions.  The holder of each share of Series A Preferred Stock shall have the right to one vote for each share of common stock into which such Series A Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). Additionally, so long as any shares of Preferred Stock are outstanding, the Company shall not without the affirmative vote of each of the holders of the Preferred Stock then outstanding, (i) alter or change adversely the powers, preferences or rights given to the preferred stock, (ii) alter or amend this Certificate of Designation, (iii) amend its certificate of incorporation, bylaws or other charter documents so as to affect adversely any rights of any holders of the Preferred Stock, (iv) increase the authorized or designated number of shares of Preferred Stock, or (v) enter into any agreement with respect to the foregoing.

4.           Conversion.

(a)           Conversions at Option of Holder. Each share of Preferred Stock shall be convertible into shares of Common Stock at the Conversion Ratio (as defined in Section 7) at the option of a Holder, at any time and from time to time, from and after the issuance of the Preferred Stock (the “Initial Conversion Date”), provided, however, that any shares of Common Stock issued upon conversion while a registration statement covering the resale of such shares is not effective shall be deemed to be Restricted Securities as defined under Rule 144.

(i)            Conversion Procedures. A Holder shall effect conversions by surrendering to the Company the certificate or certificates representing the shares of Preferred Stock to be converted to the Company, together with a completed form of conversion notice attached hereto as Exhibit A (the “Conversion Notice”). Each Conversion Notice shall specify the number of shares of Preferred Stock to be converted, the date on which such conversion is to be effected, which date may not be prior to the date the holder delivers such Conversion Notice by facsimile (the “Conversion Date”) and the Conversion Price determined as specified in Section 5(c)(i) hereof. If no Conversion Date is specified in a Conversion Notice, the Conversion Date shall be the date that the Conversion Notice is deemed delivered pursuant to Section 5(a). Subject to Sections 5(b) hereof, each Conversion Notice, once given, shall be irrevocable.

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(b)           Company’s Obligations upon Conversion.  Not later than three (3) Trading Days after a Conversion Date, the Company will deliver to the holder (i) a certificate or certificates representing the number of shares of restricted Common Stock being issued upon the conversion of shares of Preferred Stock, and (ii) one or more certificates representing the number of shares of Preferred Stock not converted. Notwithstanding the foregoing, the Company shall not be obligated to issue certificates evidencing the shares of restricted Common Stock issuable upon conversion of any shares of Preferred Stock until certificates evidencing such shares of Preferred Stock together with a related Conversion Notice are either delivered for conversion to the Company or any transfer agent for the Preferred Stock or Common Stock, or the holder of such Preferred Stock notifies the Company that such certificates have been lost, stolen or destroyed and provides a bond (or other adequate security) reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith.

(c)           Conversion Price.

(i)           The conversion price for each share of Preferred Stock (the “Conversion Price”) on any Conversion Date shall be determined as follows:

(A)         If the Common Stock of the Company has been listed for trading on a public exchange or trading facility, the conversion price for each share of Preferred Stock on any Conversion Date shall be the lower of (I) seventy percent (70%) of the two (2) lowest Closing Bid Prices over the sixty trading days prior to the Conversion Date, or (II) the Stated Value of the Preferred Stock.

(B)          If the Common Stock of the Company is not trading on any Conversion Date, the conversion price shall be the Stated Value of the Preferred Stock.

(ii)          All calculations under this Section 4 shall be made to the nearest whole share of Common Stock.

(d)           Company’s Covenants.  The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Preferred Stock and payment of dividends on Preferred Stock, each as herein provided, free from preemptive rights or any other actual or contingent purchase rights of persons other than the holders of Preferred Stock, not less than 100% of such number of shares of Common Stock as shall be issuable upon the conversion of all outstanding shares of Preferred Stock and payment of dividends hereunder.  The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and nonassessable.

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(e)           Cancellation.  Shares of Preferred Stock converted into Common Stock shall be canceled and shall have the status of authorized but unissued shares of undesignated preferred stock.

(f)            Notices.  Any and all notices or other communications or deliveries to be provided by the holders of the Preferred Stock hereunder, including, without limitation, any Conversion Notice, shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to the attention of the President of the Company at the facsimile telephone number or address of the principal place of business of the Company as set forth in the Exchange Agreement.  Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to each holder of Preferred Stock at the facsimile telephone number or address of such holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the holder.  Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:00 p.m. (Phoenix, Arizona time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:00 p.m. (Phoenix, Arizona time) on any date and earlier than 11:59 p.m. (Phoenix, Arizona time) on such date, (iii) four days after deposit in the United States mails, (iv) the Business Day following the date of mailing, if send by nationally recognized overnight courier service, or (v) upon actual receipt by the party to whom such notice is required to be given.  For purposes of Section 5(c)(i), if a Conversion Notice is delivered by facsimile prior to 5:00 p.m. (Phoenix, Arizona time) on any date, then the day prior to such date shall be the last Trading Day calculated to determine the Conversion Price applicable to such Conversion Notice, and the date of such delivery shall commence the counting of days for purposes of Section 5(b).

5.           Redemption by Company.

(a)           Obligation to Redeem.

(i)           The Company shall have the obligation, as set forth herein, to redeem the unconverted shares of the Preferred Stock at a price equal to the Redemption Price (defined below) as follows:

(A)          The Company shall pay to the Holder of the Preferred Stock, on a quarterly basis, within thirty (30) days of the end of each fiscal quarter, an amount equal to twenty percent (20%) of the excess revenues, as determined by the Board of Directors on a quarterly basis, to redeem shares of Preferred Stock as set forth in subsection 5(a)(iii) below.

(B)         The Company shall also pay to the Holder of the Preferred Stock, an amount equal to 20% of any capital raised by the Company in connection with offerings of the Company’s securities (whether private offerings or public offerings), within ten (10) days of the closing of each such offering, to redeem shares of Preferred Stock as set forth in subsection 5(a)(iii) below.

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(ii)          The “Redemption Price” shall be equal to the Stated Value of such shares of Preferred Stock, plus all accrued and unpaid dividends on the shares to be redeemed.

(iii)         Any redemptions pursuant to this Section 5(a) shall be effected by the delivery of a notice to the holder of Preferred Stock to be redeemed, which notice shall indicate the number of shares of Preferred Stock of each holder to be redeemed and the date that such redemption is to be effected, which shall be within thirty (30) days of the end of each fiscal quarter for redemptions made pursuant to Subsection 5(a)(i)(A) above, and within ten (10) days of the closing of any private placement offering for redemptions made pursuant to Subsection 5(a)(i)(B) above, (as applicable, the “Redemption Date”).  All redeemed shares of Preferred Stock shall cease to be outstanding and shall have the status of authorized but unissued and undesignated preferred stock.  The Redemption Price under this Section shall be paid in cash within five business days of the Redemption Date.

(iv)         If the Holder of the Preferred Stock elects to convert any shares of the Preferred Stock, the Holder irrevocably waives any right of redemption by the Company with respect to such shares of Preferred Stock.

6.           Liquidation. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), the holders of the Preferred Stock shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Preferred Stock an amount equal to the Stated Value plus all accrued but unpaid dividends per share, whether declared or not, and all other amounts in respect thereof (including liquidated damages, if any) then due and payable before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of Preferred Stock shall be distributed among the holders of Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The Company shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each record holder of Preferred Stock.

7.           Definitions.  For the purposes hereof, the following terms shall have the following meanings:

“Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of Delaware are authorized or required by law or other government action to close.

“Closing Bid Price” shall mean the closing bid price (as reported by Bloomberg L.P.) of the Common Stock on the OTC Markets or such other exchange or trading facility on which the Common Stock is traded.

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“Common Stock” means the common stock, $.0001 par value per share, of the Company, and stock of any other class into which such shares may hereafter have been reclassified or changed.

“Conversion Ratio” means, at any time, a fraction, the numerator of which is Stated Value plus accrued but unpaid dividends to the extent to be paid in shares of Common Stock and the denominator of which is the Conversion Price at such time.

“Issuance Date” means the earliest date on which the Purchasers receive shares of the Preferred Stock, regardless of the number of certificates which may be issued to evidence such Preferred Stock.

“Person” means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

“Underlying Shares” means the number of shares of Common Stock into which the Shares are convertible in accordance with the terms hereof and the Securities Purchase Agreement and shares of Common Stock issuable on account of dividends on or with respect to the Preferred Stock.

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EXHIBIT A

NOTICE OF CONVERSION

(To be executed by the registered holder

to convert shares of Preferred Stock)

The undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock of Evans Brewing Company Inc. (the “Company”) indicated below, into shares of restricted Common Stock, par value $.0001 per share (the “Common Stock”), of the Company according to the conditions hereof, as of the date written below.  If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith.  No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:

Date to effect conversion

Number of shares of Preferred Stock to be converted

Number of shares of Common Stock to be issued

Applicable conversion price

Name of Holder

Address of Holder

Authorized Signature

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